CHOCK\IRELAND\ASSETPUR
1/15/96

ASSET PURCHASE AGREEMENT

	ASSET PURCHASE AGREEMENT (the Agreement)
dated as of January 16, 1997 by and between CHOCK
FULL ONUTS CORPORATION, a New York corporation
(Buyer) and IRELAND COFFEE - TEA, INC., a New
Jersey corporation (Seller).
WITNESSETH:
WHEREAS, Seller is engaged in the business of
processing, packaging and selling coffee and
packaging and selling other related products (the
Business).
WHEREAS, Buyer wishes to purchase substantially
all of the assets used in connection with the
Business; and
	WHEREAS, Seller wishes to sell such assets to
Buyer.
NOW, THEREFORE, in consideration of the
premises and the mutual agreements hereinafter set
forth, the parties hereto hereby agree as follows:
	1.      Purchase and Sale of Assets.
	1.01    Purchase of Assets. On the terms and
subject to the conditions set forth herein, at the
Closing (as defined in Section 4.01), effective as
of the Closing Date (as defined in Section 4.01),
Buyer shall purchase from Seller, and Seller shall
sell, assign, transfer, convey and deliver to Buyer,
all of Sellers right, title and interest in and to
all of the assets and properties used in connection
with the Business, as the same shall exist on the
Closing Date, except for the Excluded Assets as
described in Section 1.03, all of such assets and
properties being hereinafter collectively referred
to as the Purchased Assets.
	1.02    List of Assets.   Except as expressly
provided in Section 1.03 hereof, the Purchased
Assets shall include, without limitation, all of
Seller's right, title and interest in and to:
	(a)     Cash and cash equivalents
	(b) Except as described in Section 1.03, all receivables (including all trade receivables) to the extent included in the Closing Date Financial
Statement (as defined below)
	(c) All inventory (including raw materials, work-in process and finished goods) and packaging supplies
	(d)     Prepaid licenses and permits relating to
the Business and/or the Purchased Assets (to the
extent same are transferable)
	(e)     Miscellaneous deposits and prepaid
expenses (to the extent Buyer is to receive future
benefits thereunder)
(f)     Advances to suppliers
(g)     Machinery and equipment
(h)     Autos and trucks
(i)     Office furniture and fixtures
(j)     All contracts to supply coffee and related
products to any third party (to the extent same are
transferable
(k)    All futures or options contracts for the
purchase of green coffee
(l)     Goodwill of the Business
(m)     All Rights (as defined in Section 5.l4)
(n)     All rights and privileges under and
pursuant to the Assumed Contracts (as defined in
Section 3.01)
(o)     All claims against third parties relating
to items included in the Purchase Assets, including,
without limitation, unliquidated rights under
manufacturer and vendors warranties
(p)     All customer lists, supplier lists,
production records and other records relating to the
Business
(q)     The Ireland Coffee & Tea, Lenson and Wayne
trade name
(r)     Computer software
	1.03    Excluded Assets.   The Purchased Assets
shall not include:
	(a)     Accounts receivable (i) from any
shareholder of Buyer set forth on Schedule 5.02 and
(ii) to the extent not included in the Closing Date
Financial Statement
	(b)     All real estate
	(c)     Prepaid insurance
	(d)     Prepaid property taxes relating to the
non-Purchased Assets
	(e)     Seller's accounting and tax records and
files
	(f) Seller's incorporation data, corporate seals, stock records, minutes of meetings of Seller's Boards of Directors and
Stockholders
	(g)     Any contracts and leases to which Seller
is a party, except Assumed Contracts
	(h)     Sellers right, title and interest in and
to those assets held with respect to any
Employee Plan (as defined in Section 5.23)
	(i)     Those assets set forth on Schedule 1.03
	1.04 Instruments of Transfer. On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer (a) duly executed instruments of transfer and assignment, including, without limitation, bills of sale and assignments in form
and substance reasonably satisfactory to Buyer and
its counsel, sufficient to vest in Buyer valid title
to all of Seller's right, title and interest in and
to the Purchased Assets, free and clear of all
mortgages, claims, liens, charges or encumbrances of
any kind or nature whatsoever, except for the
Assumed Liabilities, and (b) a check in the amount
of all cash and cash equivalents included in the
Purchased Assets.
	2.      Purchase Price.
2.01    Purchase Price.
(a)     The aggregate price to be paid by Buyer
(the Purchase Price) for and in consideration of
the sale and transfer of the Purchased Assets as
provided herein and for the covenant not to compete
set forth in Section 7.02 hereof (the Covenant Not
to Compete) shall consist of (i) the Fixed Price
(as defined below) plus the Earn Out Price (as
defined below), which Fixed Price and Earn Out Price
shall respectively be paid in the manner set forth
in Sections 2.03 and 2.01 (c) hereof and (ii) the
agreement by Buyer to assume and pay the Assumed
Liabilities (as defined below).
(b)     The Fixed Price shall be equal to (i)
$3,621,890 less the amount, if any, by which the
Closing Date Book Value (as defined in and
determined in accordance with the provisions of
Section 2.04 hereof) is less than $1,890,000. Notwithstanding anything to the contrary that may be contained herein, if the Closing Date Book Value shall exceed $1,890,000 the Fixed Price shall not be increased by the amount of any such excess. The parties agree that in computing the Closing Date
Book Value all business activities through and
including the close of business on January 17, 1997
shall be reflected thereon.
(c)     (i)     The Earn Out Price shall be
calculated annually for each of the four (4)
calendar years 1997, 1998, 1999 and 2000 (the Earn
Out Period) and for each such calendar year shall
be equal to the amount by which number of pounds of
Eligible Coffee (as defined below) coffee sold by
Buyer and/or any of its affiliates or successors
(Buyer Group) to those customers set forth on
Schedule 2.01 (Customers) hereof exceeds 2,408,500 multiplied by $.208. For purposes of this
Agreement, Eligible Coffee shall include (i) all
coffee sold to food service Customers (i.e. all non-
retail Customers and distributors to such Customers) provided, however, that if Buyer shall after the date hereof acquire the business of any other person
or entity and such person or entity shall, at the
time of such acquisition, be selling coffee to any
of such food service Customers then, and in such
event, the pounds of coffee sold to such food
service Customers on account of such acquisition
shall not be considered Eligible Coffee and (ii) all
coffee sold to retail Customers under one or more of
the brand names (trademarks) set forth on Schedule
5.14 annexed hereto.  For purposes of this Agreement
coffee shall be deemed to be sold when shipped to a Customer. The Earn Out Price for each such calendar year shall be paid within thirty five (35) days
after the end of such calendar year.
	(ii)    During the Earn-Out Period, Buyer
shall provide to Seller quarterly and annual reports
of the number of pounds of coffee sold by Buyer
Group to Customers (hereinafter Sales Reports).
All Sales Reports shall be certified as being true
and accurate by an officer of Buyer and each such
quarterly and annual Sales Report shall be delivered
to Seller within thirty (30) days after the end of
each calendar quarter or calendar year, as the case
may be, during the Earn-Out Period.  In addition
during the Earn-Out Period, Buyer will use all
commercially reasonable efforts to maximize sales of
coffee to Customers.
	(iii)   Seller may, upon prior written
request to Buyer, audit any of the Sales Reports (a
Sales Audit Notice); provided, however, that with
respect to each calendar year during the Earn-Out
Period, Seller shall not have the right to audit any
of the Sale Reports with respect to such calendar
year unless Seller shall have provided a Sales Audit
Notice to Buyer within respect thereto, within one
hundred eighty (180) days of the end of such
calendar year.  If Seller should provide Buyer with
a Sales Audit Notice, then Seller shall have the
right to have its employees and/or accountants do on
site review of the work papers, schedules, memoranda
and other documents prepared and/or reviewed by
Buyer and other members of the Buyer Group and/or
their employees or accountants and to otherwise
audit the books of the Buyer and other members of
the Buyer Group with respect to sales of coffee to Customers. Sellers period for completion of any such audit shall be forty five (45) days after the
giving of any Sales Audit Notice.  Buyer and its
employees shall make available to Seller all of the
records of Buyer and other members of the Buyer
Group as are reasonably necessary for Seller to
perform such audit and shall otherwise cooperate
with Seller in connection therewith.  If Seller
shall disagree with any Sales Report, Seller shall
deliver to Buyer, within such forty-five (45) day
period, a written notice specifying in reasonable
detail any such exceptions.  If Seller delivers to
Buyer a notice setting forth any such exceptions
within such forty-five (45) day period, Buyer and
Seller shall promptly endeavor to resolve the
matters set forth in such notice, and if Buyer and
Seller fail to reach an agreement with respect to
such matters on or before the fifteenth day after
receipt by Buyer of such notice from Seller, then,
as to any matters in dispute, Buyer and Seller shall
select a firm of independent public accountants of recognized national standing (the Arbiters) who has not rendered services to any of Buyer and
Seller, or any of their affiliates, for at least
three (3) years, and such firm shall promptly make
an independent determination of such matters as to
which disagreement remains, which determination
shall be conclusive and binding on the parties
hereto (except that if there is a disagreement with
respect to whether or not Buyer has used all
commercially reasonable efforts to maximize sales of
coffee to Customers such determination shall not be submitted to the Arbiters). If any audit with respect to a Sales Report shall result in a
difference in favor of Seller in excess of 6 1/4% (a
6 1/4% Discrepancy), then Buyer shall reimburse
Seller for its actual costs associated with such
audit and shall pay all of the fees of any Arbiter.
If such audit shall not result in a 6 1/4%
Discrepancy, then Seller shall pay all of the fees
of any Arbiter.
2.02    Allocation of Purchase Price.  The parties
agree that the Purchase Price shall be allocated to
the Covenant Not to Compete and the various assets
and properties included in the Purchased Assets in
the manner set forth on Schedule 2.02 hereto, which
Schedule shall be prepared by Buyer and submitted to
Seller as soon as practicable after the Closing
Date.
	2.03    Payment of Fixed Price.
	(a)     The Fixed Price shall be paid as follows:
		(i)     on the Closing Date, Buyer shall (x)
deliver to Seller by bank or certified check or by
wire transfer an amount equal to $2,507,861, and (y)
deliver to Mr. William Schroeder, in consideration
of his Covenant Not to Compete, by certified or bank
check or wire transfer the amount of $329,378 (the
aggregate amount of the payments made pursuant to
(x) and (y) being hereinafter called the Deposit);
and (ii) within five (5) days after the
determination of the Closing Date Book Value (as
provided in Section 2.04 hereof), Buyer shall pay to
Seller by certified or bank check or wire transfer
the amount, if any, by which the Fixed Price exceeds
the Deposit, or Seller shall pay to Buyer by
certified or bank check or wire transfer the amount,
if any, by which exceeds the Deposit exceeds the
Fixed Price.
	(b)     The Assumed Liabilities (as defined in
Section 3.01) shall be paid by Buyer in the manner
agreed in Section 3.01(a), including without
limitation the payment at Closing of the Long Term
Debt of up to $3,000,000.
	2.04    Final Determination of Fixed Price.
(a)     Within forty-five (45) days after the
Closing Date, Seller shall deliver to Buyer the
Closing Date Financial Statement (as defined below) accompanied by a statement setting forth the amount of (i) the aggregate amount, on the Closing Date
Financial Statement, of all of those tangible
current assets included in the Purchased Assets,
which shall include cash, accounts receivable,
prepaids, inventory and other tangible current
assets (but shall not include advances made by
Seller to its shareholders, less (ii) the aggregate
amount of the current liabilities of Seller set
forth on the Closing Date Financial Statement; it
being understood that such liabilities shall include
an amount with respect to accrued vacation pay for Transferred Employees (as defined below) through the
Closing Date and that such liabilities shall not
include the current portion of Long Term Debt or
Notes Payable (such amount being hereinafter called
the Closing Date Book Value).
(b)     The Closing Date Book Value shall be
determined in conformity with generally accepted
accounting principles consistently applied (GAAP);
except that the inventory on the Closing Date
Financial Statement shall be valued in accordance
with the method set forth on Schedule 2.04(b) notwithstanding that such method may not be consistent with the valuation method used for the
Financial Statements (as defined in Section
5.07(a)).
	(c)     Within thirty (30) days after receipt of
the Closing Date Financial Statement from Seller,
Buyer shall inform Seller whether Buyer has any
exceptions to the Closing Date Book Value.  During
such thirty-day period, Ernst & Young, as
accountants to Buyer (EY), shall have the right to communicate with and to do on-site review of the work papers, schedules, memoranda and other
documents prepared or reviewed by Seller and
Sellers Accountants (as defined below) in
connection therewith, and EY and Buyer's employees
shall have access to employees of Seller and
Sellers Accountants and to all relevant books and
records to the extent reasonably required by EY or
Buyer's employees in order to complete their review.
Unless Buyer delivers to Seller within such thirty-
day period a notice specifying in reasonable detail
any such exceptions, the Closing Date Book Value
shall be conclusive and binding on the parties
hereto. If Buyer delivers to Seller a notice setting
forth any such exceptions within such thirty-day
period, Buyer and Seller shall promptly endeavor to
resolve the matters set forth in such notice, and if
Buyer and Seller fail to reach an agreement with
respect to such matters on or before the fifteenth
day after receipt by Seller of such notice from
Buyer, then, as to any matters in dispute, Sellers Accountants and EY shall select a third firm of independent public accountants of recognized
national standing acceptable to Buyer and Seller who
has not rendered services to any of Buyer and
Seller, or any of their affiliates, for at least
three (3) years, and such third firm shall promptly
make an independent determination of such matters as
to which disagreement remains, which determination
shall be conclusive and binding on the parties
hereto (and the Closing Date Book Value shall be
deemed to have been adjusted to reflect such
determination) and, as so adjusted, shall constitute
the Closing Date Book Value.
(d)     Buyer and Seller shall each pay the fees
and expenses of their respective independent
auditors under this Section 2.04 and the expenses of
any third accounting firm shall be paid by 50% by
Buyer and 50% by Seller.
	3.      Post-Closing Obligations.
	3.01    Assumption.
	(a)     Upon the transfer of the Purchased Assets
to Buyer on the Closing Date, Buyer shall (except as
may otherwise be specifically agreed to in any other provision of this Agreement) assume and agree to timely and fully pay, perform and discharge those obligations and liabilities of Seller (the Assumed Liabilities): (i) which are set forth as current liabilities on the Closing Date Financial Statement
and were included in the determination of the
Closing Date Book Value; it being understood that
such liabilities shall include an amount with
respect to accrued vacation pay for Transferred
Employees through the Closing Date, (ii) relating to
up to $3,000,000 the long term debt of Seller set
forth on Schedule 3.01 hereof which shall include
the current portion thereof and Notes Payable (the
Long Term Debt), which Long Term Debt shall be
paid by Buyer simultaneously with the Closing;
provided, however, that notwithstanding anything to
the contrary that may be contained herein, the
maximum amount of liability to be assumed by Buyer
with respect to the Long Term Debt shall be
$3,000,000 (including the current portion thereof)
and Seller shall remain liable for all amounts in
excess thereof; and (iii) which arise from and after
the Closing Date (A) under those contracts of Seller
set forth on the Schedules 5.19 and 5.20 annexed
hereto which are specifically designated to be
assumed by Buyer on such Schedules, and (B) under
any other contracts of Seller not required to be
disclosed on either of such Schedules (the Assumed Contracts); provided, however, that to the extent that (x) consent to the assignment of an Assumed
Contract is required, or (y) an Assumed Contract is
not assignable and, in either case, consent to the assignment of such Assumed Contract is not obtained, then Buyer shall, nevertheless, assume and agree to
pay, perform and discharge the obligations and
liabilities of Seller under such Assumed Contract to
the extent that Buyer receives the benefits thereof,
and the parties will cooperate with respect to each
such Assumed Contract so that Buyer performs all
remaining obligations required of Seller thereunder (including, without limitation, paying all sums due)
and Buyer receives all remaining rights of Seller
thereunder (including, without limitation, receiving
any goods or services due).  For example if consent
is withheld by or not sought from the other party to
an Assumed Contract (or consent is otherwise not
obtained), such cooperation shall include Sellers
receipt of the sum required to be paid under the
Assumed Contract from Buyer and delivery of same by
Seller to the other party to the Assumed Contract
and receipt by Seller of the goods purchased
thereunder and delivery of same to Buyer.
(b)     Except as set forth in this Agreement,
Buyer shall not and does not assume any liability or
obligation of Seller.
3.02    Receivable Payments.   Buyer and Seller
each hereby agree that if either one of them shall
have received a payment where all or a portion of
such payment represents a receivable due to the
other party then, and in such event, the party
receiving such payment shall immediately forward to
the other party that portion of such payment which represents the receivable of such other party.
3.03    Endorsement of Checks.   Seller hereby
agrees that any check received by Buyer on or after
the Closing Date as payment on account of any trade
account receivable constituting a part of the
Purchased Assets, which check is payable to Seller,
may be endorsed by Buyer for its own account, with
all such payments being subject to the provisions of
Sections 3.02 and 5.09 hereof
	4.      Closing.
	4.01    Closing.    The closing of the
transactions to be effected hereunder (the
Closing) shall be held at the offices of Morse,
Zelnick, Rose & Lander, LLP at 10:00 A.M. on January
17, 1997, or at such other place or at such other
time as Buyer and Seller may mutually agree (the
Closing Date).
5.      Representations and Warranties of Seller.
Seller represents and warrants to and agrees with
Buyer as follows:
5.01    Organization and Good Standing. Seller is
a corporation duly organized, validly existing and
in good standing under the laws of the State of New
Jersey.  Seller has full corporate power and
authority to conduct its business as now conducted
and to own or lease and operate the assets and
properties now owned or leased and operated by it.
Seller is duly qualified to do business and is in
good standing in each jurisdiction in which the
nature of its business or the character of its
properties requires such qualification except where
the failure to be so qualified would not have a
material adverse effect on the Business or the
Purchased Assets (a Material Adverse Effect). The jurisdictions in which Seller is so qualified are set forth on Schedule 5.01.
5.02    Capitalization of Seller.   All of the
outstanding shares of capital stock of Seller are
owned beneficially and of record as set forth on
Schedule 5.02 hereof (such owners hereinafter being individually called a Shareholder and collectively called the Shareholders).
5.03    Authority and Compliance.   Seller has
full corporate power and authority to execute and
deliver this Agreement. The consummation and
performance by Seller of the transactions
contemplated by this Agreement have been duly and
validly authorized by all necessary corporate
actions (including, without limitation, approval of
the shareholders of Seller).  This Agreement has
been duly and validly executed and delivered on
behalf of Seller and constitutes a valid obligation
of Seller, enforceable in accordance with its terms,
except to the extent that such enforceability may be
limited by applicable insolvency, bankruptcy,
reorganization or similar laws affecting the
enforcement of creditors' rights generally and by
general equity principles.  No consent,
authorization or approval of, exemption by, or
filing with, any domestic governmental or
administrative authority, or any court, is required
by Seller or any of its shareholders to be obtained
or made in connection with the execution, delivery
and performance of this Agreement or the
consummation of the transactions contemplated
hereby.
5.04    No Conflict.   Except as set forth on
Schedule 5.04, the performance of this Agreement and
the consummation of the transactions contemplated
hereby will not result in a breach or violation of
any of the terms or provisions of, or constitute a
default under (i) any Assumed Contract or other
agreement or instrument relating to the Purchased
Assets (subject to obtaining any consents required
to assign the Assumed Contracts); (ii) the articles
of incorporation or by-laws of the Seller; or (iii)
any law, order, rule, regulation, writ, injunction
or decree applicable to the Seller.
	5.05    Compliance with Law; Environmental.
	(a) Except as set forth on Schedule 5.05, Seller's operation of the Business and use and occupancy of the Purchased Assets are (i) in
compliance with all, and not in violation of any,
and (ii) Seller has not received any claim or notice
that such operation or use and occupancy is in
violation of any, applicable law or ordinance, or
any order, rule or regulation of any governmental
agency or body to which the Seller, the Business or
the Purchased Assets are subject (except where the
failure to be in compliance does not have a Material
Adverse Effect), including, without limitation, any Occupational Safety Health Administration laws, ordinances, orders, rules or regulations; nor has
the Seller failed to obtain or to adhere to the
requirements of any government license, permit or authorization necessary to the ownership of the
Purchased Assets or to the conduct of the Business
(except where such failure does not have a Material
Adverse Effect). All governmental permits, licenses
and authorizations which have been obtained in
connection with the operation of the Business or the
use of the Purchased Assets are set forth in
Schedule 5.05. The Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected
in the normally maintained books and records of
Seller.  To the best of Sellers actual knowledge,
(i) no officer or employee of the Seller has been
indicted, tried or convicted of a felony or is under investigation by any governmental authority with respect to any action related to the Business, and
(ii) no officer or employee of the Seller has made
any illegal or improper payment to any person or
entity in connection with the Business.
(b)     Except as disclosed in Schedule 5.05: (i)
the operations of Seller on the Property (as defined
in Section 5.19) for all prior periods and through
Closing have complied in all material respects with
all Environmental Laws (except where the failure to
be in compliance does not have a Material Adverse
Effect); (ii) (intentionally omitted); (iii) the
operations of Seller on the Property for all prior
periods and through Closing have not been subject to
any judicial or administrative proceeding alleging
the violation of any Environmental Laws; (iv) to the
best of Seller's actual knowledge, the operations of
Seller on the Property for all prior periods have
not been the subject of any federal or state
investigation evaluating whether any remedial action
is needed to respond to a release of any Hazardous Substances into the environment; (v) with respect to the Property, Seller has not filed any notice under
state or federal law (x) indicating past or present treatment, storage or disposal of any Hazardous
Substances, or (y) reporting a spill or release of
any Hazardous Substances into the environment; (vi)
Seller has not released, as defined under CERCLA,
any Hazardous Substances from the Property into the environment in violation of applicable law; (vii)
none of the operations of Seller involves the
generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any
Hazardous Substances; (viii) Seller has not disposed
of any Hazardous Substance by placing it in or on
the ground of the Property, (ix) Seller has not
shipped any Hazardous Substances for treatment,
storage or disposal at any other site or facility,
except in compliance with all Environmental Laws;
and (x) there are no underground storage tanks on
the Property.
	(c) For purposes of this Agreement, Hazardous Substance means hazardous waste, toxic substances, polychlorinated biphenyls, friable asbestos or asbestos containing materials and also includes, but
is not limited to substances defined as hazardous
substances or toxic substances in the
Comprehensive Environmental Response Compensation
and Liability Act of 1980, as amended, 42 U.S.C Sec.
9061, et seq. (CERCLA), the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 6901, et seq.
(HMTA), the New Jersey Industrial Site Recovery
Act, N.J.S.A. 13.1K-6, et. seq. (ISRA) and the New
Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et. seq. (Spill Act). The term includes, without limitation, petroleum, including
crude oil or any fraction thereof, natural gas,
natural gas liquids, liquefied natural gas,
synthetic gas usable for fuel or mixtures thereof.
For purposes of this Agreement, Environment Laws
means the following laws or acts or any other
federal state or local laws relating to pollution or protection of the environment: CERCLA; HMTA; ISRA;
Spill Act; the Resource Conservation and Recovery
Act, 42 U.S.C Sec 6901, et AIL; the Toxic Substances
Control Act, 15 U.S.C Sec 2601, et seq.; the Federal
Water Pollution Control Act, 33 U.S.C. Sec. 1251, et
seq; the Safe Drinking Water Act, 42 U.S.C
Sec. 300f, et seq.; and the Clean Air Act 42, U.S.C
Sec 7401, et seq.
5.06    Products.   Schedule 5.06 contains a list
of all products presently manufactured or sold by
Seller in the operation of the Business. None of the products manufactured or sold by Seller has in the past five years been recalled by Seller or, to the
best of Sellers actual knowledge, by any
distributor, dealer or other independent agent.
	5.07    Financial Statements.
(a)     Schedule 5.07A contains copies of the
audited financial statements of the Seller for the
two years ended December 31, 1995 and December
31,1994 (the Financial Statements). The Financial Statements are true, complete and correct and fairly present in all material respects the financial
position of the Seller at December 31, 1995 and
December 31, 1994 and the results of operations for
the years then ended in conformity with GAAP applied
on a basis consistent with prior periods.
(b)     Schedule 5.07B contains copies of the
balance sheet of Seller for the eleven months ended
November 23, 1996 (the Interim Statements).  The
Interim Statements are true, complete and correct
and fairly present in all material respects the
financial position of the Seller at November 23,
1996 then ended in conformity with GAAP applied on a
basis consistent with prior periods; except that the inventory at November 23, 1996 has been valued in accordance with the method set forth on Schedule
2.04(b).
5.08    Books and Records.  The books of account
and other financial records of Seller are complete
and correct in all material respects and are
maintained in accordance with good business
practices, and accurately reflect the basis for the preparation of the Financial Statements.
5.09    Accounts Receivable.  All accounts
receivable constituting Purchased Assets to be
reflected on the Closing Date Financial Statement
arose and/or will arise from bona fide transactions
in the ordinary course of business. All trade
accounts receivable are by their terms generally due
within thirty (30) days after being recorded on the
books of Seller. All accounts receivable reflected
on the Closing Date Financial Statement are expected
to be collected in full within one hundred eighty
(180) days after Closing.  Following the Closing,
Buyer shall be entitled to open mail received by the Business, even if addressed to Seller, for processing or forwarding to Seller, as appropriate.
In addition, Buyer shall use reasonable efforts to
effect the collection of the accounts receivable,
including regular periodic billing and follow-up
collection by Buyer's collection staff consistent
with Buyer's customary practices. Reasonable
collection efforts shall not include referral to a collection agency or institution of legal proceedings. All of the accounts receivable which
are part of the Purchased Assets and are not
collected by Buyer within one hundred eighty (180)
days after the Closing Date shall, upon notice (the Receivable Notice), which notice may be given at any time on or before the 270th day after the
Closing Date (the Notice Period) and assignment by
Buyer to Seller, be purchased by Seller for cash at
their gross amount, in which event Buyer shall
provide Seller all relevant documents reasonably
necessary for collection, including original
invoices, billings and complete billing and
collection files. The parties agree that Buyer may
give up to three (3) Receivable Notices to Seller
during the Notice Period.
5.10    Inventory.  All inventory to be reflected
on the Closing Date Financial Statement will be
merchantable and of a quality and quantity usable or
salable in the ordinary course of business. All
inventory is located at the locations set forth on
Schedule 5.10.
5.11 Assets and Properties.  Except as set
forth on Schedule 5.11, Seller has valid title to
all personal property included in the Purchased
Assets, free and clear of all liens, pledges,
mortgages, security interests, conditional sales
contracts and other encumbrances or any kind or
nature, except for the Assumed Liabilities.
5.12    Condition of Assets and Properties.  All
machinery, tools, equipment and other tangible
personal property included in the Purchased Assets,
except for any inventory as to which the
representation and warranty set forth in Section
5.10 shall apply, (the Tangible Personal Property)
are being sold and transferred to Buyer AS IS;
provided, however, that notwithstanding the
foregoing, Seller will transfer to Buyer any and all manufacturers warranties applicable to the Tangible
Personal Property to the extent permitted by the
terms of such warranty.
5.13    Absence of Certain Events.  Except as set
forth on Schedule 5.13, the Seller has not since
November 23, 1996:
(a)     incurred any liabilities, other than
liabilities incurred in the ordinary course of
business consistent with past practice, or
discharged or satisfied any lien or encumbrance, or
paid any liabilities, other than in the ordinary
course of business consistent with past practice;
(b)     sold, assigned or transferred any of its
assets or properties except in the ordinary course
of business consistent with past practice;
	(c)     made any amendment or termination of any
Assumed Contract;
(d)     suffered any damage, destruction or
physical loss, whether or not covered by insurance, adversely affecting its business, operations, assets or properties, or suffered any repeated, recurring
or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required to conduct its business and operations or
suffered any material adverse change in its
financial condition or in the nature of its business
or operations;
(e) suffered any material adverse change or
any threat of a material adverse change in its
business relations with any of its major suppliers
or major customers;
(f)     received notice or had actual knowledge of
any strike or disruption of work of a concerted
nature or any threat thereof;
(g)     other than in the ordinary course of
business consistent with past practice, increased
the salaries or other compensation of, or made any
advance (excluding advances for ordinary and
necessary business expenses) or loan to, any of its shareholders, directors, officers or employees, or made any increase in, or any additions to, other
benefits to which any of its shareholders,
directors, officers or employees may be entitled;
(h)     made any capital expenditure or capital
addition or betterment (including any capitalized
lease transaction) except such which were made in
the ordinary course of business consistent with past practice and which do not exceed $50,000 in amount in the aggregate;
(i)     changed any of the accounting principles
followed by it or the methods of applying such
principles;
	(j)     amended or modified any Employee Plan (as
defined in Section 5.23 hereof); or
(k)     entered into any material transaction
other than in the ordinary course of business
consistent with past practice.
5.14    Patents. Trademarks, Copyrights, Etc.
Schedule 5.14 contains a complete and correct list
of all patents, patent rights, patent applications, licenses, shop rights, trademarks, trademark applications, tradenames, copyrights and similar
rights currently used in the Business (collectively
Rights), indicating the registered owner, the
registration number, and the expiration date
thereof. Seller owns or validly licenses all Rights
and other proprietary information used in the
conduct of the Business as currently being
conducted; to the best of Sellers actual knowledge,
the conduct of the Business as currently operated
does not conflict with valid rights of others in any
way, nor has any material use been made of the
Rights, except by Seller or by other entities duly
licensed to use the same under agreements set forth
in Schedule 5.14.
	5.15    Insurance.   Schedule 5.15 contains a
summary description of all policies or binders of
fire, liability, product liability, vehicular, title
and other insurance held by or on behalf of Seller
and relating to the Business or any of the Purchased
Assets. The policies and binders summarized in
Schedule 5.15 are in full force and effect.  Seller
has not received any written notice in the one (1)
year period prior to the date hereof from, or on
behalf of, any insurance carrier issuing such
policies, that insurance rates will be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks),
that a policy will not be renewed or that alteration
of any of the Purchased Assets will be required or
is suggested, or that the purchase of additional
equipment or the modification of any of Seller's
methods of doing business, will be required or is
suggested. Copies of all insurance carrier
recommendations and requirements since July 1, 1995
relating to loss prevention with respect to the
Purchased Assets and the Business have previously
been provided to Buyer.
5.16    Legal Proceedings. Etc.   Except as set
forth on Schedule 5.16, there are no claims,
actions, suits, proceedings, arbitrations or
investigations, either administrative or judicial,
pending or, to the best of Sellers actual
knowledge, threatened by, or against, Seller or any
of the Purchased Assets, or specifically relating to
the transactions contemplated by this Agreement, at
law or in equity or otherwise, before or by any
court or governmental agency or body, domestic or
foreign, or before an arbitrator of any kind.
Except as set forth on Schedule 5.16, neither
Seller, nor any insurance carrier of Seller, has
since January 1, 1995, paid or reserved an amount in
excess of $2,500 with respect to any product
liability claim for personal injury made or
threatened against Seller.
5.17    Taxes and Tax Returns.   Seller has duly
made all deposits required by law to be made with
respect to employees' withholding taxes. Seller has
duly filed with all appropriate governmental
agencies and bodies, whether federal, state or
local, all income, sales, license, franchise,
excise, gross receipts, employment and payroll-
related and real and personal property tax returns
and all other tax returns which were required to be
filed, all of which properly reflect the taxes owed
by them for the periods covered thereby and, to the
extent due, Seller has paid all taxes shown to be
due on such returns. With respect to sales of goods
by Seller, Seller's records properly reflect the
basis for not collecting sales and or use taxes with
respect to those sales on which such taxes were not collected. Schedule 5.17 sets forth a list of all jurisdictions with respect to which Seller files tax returns with respect to the Business.
5.18    Customers: Suppliers: Adverse Conditions.
(a)     Except as set forth on Schedule 5.18(a),
(i) there has not, since January 1, 1995, been any termination or cancellation of the business relationship of Seller with any of the major
customers or major suppliers of the Business; and
(ii) to the best of Sellers actual knowledge, there
does not exist any facts or circumstances (except
for general economic conditions affecting business
generally and economic conditions affecting
individual hotel-casinos or the Atlantic City Hotel-
Casino industry generally) which have adversely
affected or will adversely affect the Business with
such major customers or major suppliers or which
have prevented or will prevent such Business from
being carried on after the Closing Date in
essentially the same manner as is currently carried
on.
(b)     Except as set forth on Schedule 5.18(b),
Seller has made a sale to each of the Customers set
forth on Schedule 2.01 hereof during calendar year
1996.
5.19    Schedules of Assets: Properties:
Customers: Suppliers.   Set forth on Schedule 5.19
are lists, as of November 23, 1996, which are
complete and accurate in all material respects with
regard to the following:
(a)     All real property and interests in real
property (including the location thereof and the
description of any structures located thereon) under
lease to Seller (collectively the Property),
together with the annual rental and unexpired lease
term and identity of the lessor,
	(b)     A list of machinery, equipment, furniture
and fixtures;
(c)     A list of the customers of the Business to
which sales in excess of $50,000 were made during
the nine months ended September 30, 1996 and the
volume of sales made to each such customer,
(d)     A list of the suppliers of the Business
from which purchases in excess of $50,000 were made
during the nine months ended September 30, 1996 and
the volume of purchases made from each such
supplier;
(e)     All persons (other than suppliers or
employees) to whom Seller has, with respect to the
Business, paid aggregate fees to, and/or made
aggregate purchases from, in excess of $50,000
during the nine months ended September 30, 1996; and
(f)     All potential material contracts or
agreements relating to the Business in active
process of negotiation which are not otherwise
described on any other Schedule hereto.
	5.20    Contracts and Commitments.
(a)     Except as listed and described on Schedule
5.20, the Seller is not a party to any:
	(i)     Contract (as defined below) with any
employee or consultant (including, without
limitation, any employment agreement);
	(ii)    Future or option Contract for the
purchase of green coffee;
	(iii)   Contract for the future purchase
of, or payment for, supplies or products involving
payment by the Seller of in excess of $25,000 or for
the performance of services by a third party
involving payment by Seller in excess of $25,000;
	(iv)    Contract to sell or supply products
or to perform services involving receipt by Seller
of an amount in excess of $25,000,
	(v)     Representative, sales agency or
distribution agreement, contract or commitment, not terminable by Seller on thirty (30) days notice or less without cost or liability in excess of $10,000
for any such agreement, contract or commitment;
	(vi)    Lease under which Seller is either
the lessor or lessee relating to personal property
and involving annual payments by or to Seller in
excess of $10,000;
		(vii)   Factoring agreement or agreement
for the assignment of receivables or inventory,
		(viii)  Advertising agreement;
	(ix)    Contract for any capital expenditure
involving future payments, which, together with
future payments under all other existing Contracts
for all capital projects, are in excess of $25,000;
	(x)     Contract limiting or restraining in
any respect Seller from engaging or competing in any
lines of business or with any person;
		(xi)    Contract for any charitable or
political contribution;
		(xii)   Contract with any labor union;
and
	(xiii)  Any other Contract (x) wherein
the amount of payments to be made by Seller
thereunder exceeds $25,000, or (y) which is not
cancelable by Seller without penalty on no more than
thirty (30) days notice.
As used in this Agreement, the term Contract
includes any mortgage, indenture, agreement,
contract, commitment or lease.
(b)     Except as may be otherwise set forth on
Schedule 5.20 to this Agreement, with respect to
each of the Contracts listed on Schedule 5.20, to
the best of Sellers actual knowledge: (i) Seller is
in compliance with the provisions thereof; (ii) no
party is in default in the performance, observance
or fulfillment of any material obligation, covenant
or condition contained therein; and (iii) no event
has occurred which with or without the giving of
notice or lapse of time, or both, would constitute a
default thereunder by Seller.
	5.21    Employees.
(a)     Set forth on Schedule 5.21 is a complete
and accurate list of the names, social security
numbers, dates of hire, dates of birth, sex, annual
wages or hourly wage rates, as the case may be,
spouses, dependents and job descriptions of all
present employees of Seller who are in active
employment on the date hereof (the Employees).  An
Employee shall be considered in active employment
if he or she performs services or is on vacation or authorized leave on the date hereof.
(b)     Schedule 5.23 sets forth a complete list
of all benefits to which any of the Employees set
forth on Schedule 5.21 are entitled, including,
without limitation, any vacation, medical, life
insurance and severance benefits.
5.22    Labor.  Seller is in material compliance
with all applicable laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health, and
wages and hours (except where the failure to be in compliance would not have a Material Adverse Effect)
and Seller has not received any written notice that
it has failed to comply in any respect with any such
laws.  To the best of Sellers actual knowledge,
Seller is not engaged in any unfair labor practice.
There is no unfair labor practice complaint against
Seller pending before the National Labor Relations
Board or, to the best of Sellers actual knowledge, threatened. There is no labor strike, dispute, slowdown or stoppage, actual, pending or, to the
best of Sellers actual knowledge, threatened,
against or affecting Seller.  Except as set forth on
Schedule 5.22, to the best of Sellers actual
knowledge, there are no charges, claims, lawsuits or proceedings by or on behalf of any of its employees, whether threatened or pending, asserting any
violation of any federal, state or local law
regarding civil rights, equal employment
opportunity, fair employment practices, or
discrimination or harassment based on any legally
protected status, or asserting any other dispute,
tort or cause of action related to or growing out of
the employment relationship or asserted contractual relationship of Seller and any employee (except for unemployment compensation claims or medical claims).
Seller has not experienced any work stoppage or
other labor difficulty.  The Seller is not a party
to any collective bargaining agreement with any
union or other representative of employees and no
question concerning representation exists with
regard to any group of employees of Seller.
	5.23    Employee Benefit Plans.
(a)      Set forth on Schedule 5.23 is a list and
summary description of each and every Employee
benefit plan as defined in Section 3(3) of the
Employee Retirement Income Security Act of 1974, as
amended (ERISA), and each and every pension,
bonus, incentive, deferred compensation, vacation,
sick pay, severance pay or other plan, program,
policy, arrangement or agreement (whether written or
oral) maintained, contributed to, or required to be contributed to, by Seller or any of its ERISA
Affiliates (as defined below) for the benefit of
Employees and former and retired Employees of Seller
or any of its ERISA Affiliates (Employee Plans).
(b)     Set forth on Schedule 5.23 is the total
amount of accrued deferred compensation, bonus or
incentive benefits and accrued vacation pay to which
the Employees have accrued entitlement as of
December 31, 1996.  All amounts required by the
provisions of any Employee Plan and applicable law
to be contributed to any Employee Plan, have been or
will be contributed to such Employee Plan through
the Closing Date.
(c)     None of the Employee Plans is a multi-
employer plan as defined in Section 3(37) of ERISA,
and as of the date hereof, neither Seller nor its
ERISA Affiliates, has withdrawn from any multi-
employer plan or incurred any withdrawal liability
within the meaning of Section 4201 of ERISA with
respect to any Employee Plan.
	(d)     Except as set forth in Schedule 5.23, to
the best of Sellers actual knowledge, all Employee
Plans are in compliance in all material respects
with the requirements prescribed by any and all
applicable statutes, orders or governmental rules or regulations currently in effect with respect thereto, and Seller has performed all material
obligations required to be performed by them
thereunder; and to the best of Sellers actual
knowledge, Seller is not in default under or in
violation of, any of the Employee Plans in any
material respect. Each Employee Plan intended to be qualified under Section 401(a) of the Internal
Revenue Code (the Code) has heretofore been
determined by the Internal Revenue Service (the
IRS) to so qualify, taking into account all
amendments to the Code through December 31, 1994,
and each trust created thereunder has heretofore
been determined by the IRS to be exempt from tax
under the provisions of Section 501(a) of the Code.
Except as set forth on Schedule 5.23, to the best of
Sellers actual knowledge, none of the Employee
Plans nor any of the trusts relating thereto or
similar plans of the ERISA Affiliates of Seller has
incurred any accumulated funding deficiency, as
such term is defined in Section 302 of ERISA.
(e)     To the best of Sellers actual knowledge,
there are no unions, suits or claims pending,
threatened or anticipated (other than routine claims
for benefits) with respect to any Employee Plan or
against any Employee Plan, the Seller or any
fiduciary of any Employee Plan, and no person has
engaged in any transaction involving any Employee
Plan which is a prohibited transaction under
Section 406 of ERISA or Section 4975 of the Code.
(f)     Except as set forth on Schedule 5.23, none
of the transactions contemplated herein will (either
alone or upon the occurrence of any additional or
subsequent event) constitute an event under any
Employee Plan or individual agreement that will or
may result in any payment (whether of severance pay
or otherwise), acceleration, vesting or increase in
benefits with respect to any Employee.
(g)     Copies of all Employee Plans, any related
trusts and the most recent IRS determination letter
with respect to each Employee Plan intended to
qualify under Section 401(a) of the Code, and copies
of all actuarial reports, and all returns and
reports filed with the IRS, the Department of Labor
or the Pension Benefit Guaranty Corporation prepared
during the past eighteen (18) months with respect to
any Employee Plans have previously been made
available to Buyer.
(h)     Seller has fully complied with the
continuation coverage requirements set forth under
Part 6 of Title 1 of ERISA so that no tax under
Section 4980B of the Code would result.
(i)     Except as set forth on Schedule 5.23,
neither the Seller nor its ERISA Affiliates have
contributed to, maintained or terminated an Employee
Plan which was subject to Title IV of ERISA.
	(j)     For purposes of this Section 5.23, the
term ERISA Affiliate shall mean any corporation
which is a member of the same controlled group of corporations within the meaning of Code Section
414(b) as Seller, any trade or business which is
under common control within the meaning of Code
Section 414(c) as Seller and any service
organization which is a member of the same
affiliated service group within the meaning of Code
Section 414(m) as the Seller.
5.24    Warranties.  All of Seller's standard
warranties and service policies covering its
products and services which are in force as of the
date hereof are set forth in Schedule 5.24.
5.25    Assets Being Transferred.  The Purchased
Assets being conveyed hereunder constitute such
assets (except for working capital) as are necessary
to permit Buyer to continue the Business in a manner substantially similar to the manner in which Seller is operating the Business on the date hereof
5.26    Renegotiation Act. Seller has not, since
January 1, 1994, made any repayments pursuant to the provisions of the Federal Renegotiation Act on account of any contract with the United States
Government or any agency, department or subdivision
thereof.
5.27    Finder.   There is no firm, corporation,
agency or other entity or person that is entitled to
a finder's fee or any type of brokerage commission
in relation to or in connection with the
transactions contemplated by this Agreement as a
result of any agreement or understanding with Seller
or any of its directors, officers, employees or shareholders, except for any fee payable to The Folk
Agency, the payment of which will be the sole and
exclusive obligation of the Seller.
	5.28    Full Disclosure.   No representation or
warranty by Seller in this Agreement contains or
will contain any untrue statement of a material fact
or omits or will omit to state any material fact
necessary to make any statement herein or therein
not materially misleading. The parties agree that
any item disclosed in any Schedule to this Agreement
shall be deemed to have been disclosed on all
Schedules to this Agreement wherein such disclosure
may have been required.
6.       Representations and Warranties of Buyer.
Buyer hereby represents and warrants to Seller as
follows:
6.01    Organization and Good Standing.   Buyer is
a corporation duly organized, validly existing and
in good standing under the laws of the State of New
York, with full corporate power and authority to
conduct its business as now conducted and to own or
lease and operate the assets and properties now
owned or leased and operated by it.  Buyer has, or
will have, at Closing the full corporate power and
authority to conduct the Business as now conducted
by Seller and to own or lease and operate the
Purchased Assets.  Buyer is, or will be, within
fifteen (15) days after the Closing Date duly
qualified to do business and in good standing in
each jurisdiction set forth on Schedule 5.01.
6.02    Authority and Compliance.   Buyer has full
corporate power and authority to execute and deliver
this Agreement. The consummation and performance by
Buyer of the transactions contemplated by this
Agreement have been duly and validly authorized by
all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of Buyer and constitutes a valid obligation of Buyer, enforceable in accordance with its terms, except to the extent that such
enforceability may be limited by applicable
insolvency, bankruptcy, reorganization or similar
laws affecting the enforcement of creditors' rights generally and by general equity principles. No consent, authorization or approval of, exemption by,
or filing with, any domestic governmental or
administrative authority, or any court, is required
to be obtained or made by Buyer in connection with
the execution, delivery and performance of this
Agreement or the consummation of the transactions
contemplated hereby.
6.03    No Conflict.   The performance of this
Agreement and the consummation of the transactions
herein contemplated will not result in a breach or
violation of any of the terms or provisions of, or constitute a default under (i) any contract or other agreement or instrument to which Buyer is a party or by which Buyer or any of its properties or assets is
bound; (ii) the certificate of incorporation or by-
laws of Buyer; or (iii) any law, order, rule,
regulation, writ, injunction or decree applicable to
Buyer.
	6.04    Finder.   There is no firm, corporation,
agency or other entity or person that is entitled to
a finder's fee or any type of brokerage commission
in relation to or in connection with the
transactions contemplated by this Agreement as a
result of any agreement or understanding with Buyer
or any of its directors, officers, or employees.
	6.05    SEC Filings.   Buyer has delivered to the
Seller (i) its annual report on Form 10-K with
respect to the fiscal years ended July 31, 1996 and
July 31, 1995 and (ii) its quarterly report on Form
10-Q with respect to the quarter ended October 31,
1996 (the SEC Filings).  The SEC Filings are
true, complete and correct in all material respects.
The Financial Statements contained in the SEC
Filings are true, complete and correct and fairly
present in all material respects the financial
position of the Buyer as of the respective dates
thereof and the results of operations for the
periods then ended and have been prepared in
conformity with GAAP applied on a basis consistent
with prior periods.  Since October 31, 1996, the
Buyer has not experienced any material adverse
change in its business or the value of its assets
such that the financial position of the Buyer is
materially worse than the financial position
reported in the Financial Statements for the quarter
ended October 31, 1996.
	6.06 Legal Proceedings. There are no claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial,
pending or, to the best of Buyers actual knowledge, threatened by or against Buyer including without limitation, any with respect to relations between
Buyer and its employees, environmental matters or
matters specifically relating to the transactions contemplated by this Agreement, at law or in equity or otherwise, before or by any court, government
agency or body, domestic or foreign on or before any arbitrator of any kind, which are required to be disclosed in the SEC Filings and are not so
disclosed therein.
	6.07    Full Disclosure.   No representation or
warranty by Buyer in this Agreement contains or will
contain any untrue statement of a material fact or
omits or will omit to state any material fact
necessary to make any statement herein or therein
not materially misleading.
	7.      Covenants.
7.01 Audited Financial Statements.  On or
before the forth-fifth (45th) day following the
Closing Date, Seller shall deliver to Buyer
financial statements of the Seller for the period
from January 1, 1996 to January 17, 1997 (the
Closing Date Financial Statement), which financial statements have been reported on by McMahon,
Hartmann, Amundson & Co., LLP (the Sellers
Accountants), without qualification as to scope of
audit, and which financial statements shall be in
form satisfactory to meet the rules and regulations
of the Securities and Exchange Commission (SEC)
applicable to Buyer, including, without limitation,
the provisions of Regulation S-X promulgated by the
SEC
	7.02    Covenant Not to Compete.   For a period of
five (5) years from and after the Closing Date,
neither Seller nor any affiliate of Seller nor any Shareholder will in (i) the State of New Jersey;
(ii) the State of Pennsylvania; and (iii) the entire
United States, compete with the Business as now
conducted; and, in particular, Seller and the
Shareholders will not in competition with the
Business (A) solicit or deal with any supplier of
the Business; (B) solicit or deal with any customer
of the Business; (C) hire away, interfere with or
attempt to hire away any Transferred Employee of the Business (except that this provision shall not apply to Mr. John Lee on and after his employment with
Buyer terminates); or (D) directly or indirectly,
own, manage, operate, finance, join, control or
participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or
agent with, any business in competition with the
Business. In the event that the provisions of this
Section 7.02 should ever be deemed to exceed the
time or geographic limitations or any other
limitations permitted by applicable laws, then such provisions shall be deemed reformed to the maximum permitted by applicable laws. Seller and the
Shareholders specifically acknowledge and agree that
(x) the foregoing covenant is an essential element
of this Agreement and that, but for the agreement of
Seller to comply with such covenant, Buyer would not
have entered into this Agreement; (y) the remedy at
law for any breach of the foregoing covenant will be inadequate; and (z) Buyer, in addition to any other relief available to it, shall be entitled to
temporary and permanent injunctive relief in the
event Seller, any affiliate of Seller or any
Shareholder violates the provisions of this Section
7.02.
7.03 Consents. Seller shall use its reasonable
efforts to obtain such approvals and/or consents as
shall not have been obtained by the Closing Date as
may be required to transfer the Assumed Contracts to
Buyer. Buyer shall, as requested, give its
reasonable cooperation to Seller in connection with
Sellers efforts to obtain all such approvals and/or
consents.
7.04    Agreement Regarding Confidentiality.
Except as required by law after reasonable notice to
Buyer, Seller shall not (and shall exercise such
control and influence as Seller is in a position to exercise, to cause its affiliates, directors, officers, employees, representatives, and agents not
to), whether before or after the Closing, disclose
to any person or entity any trade secret, formula,
process, know-how, business strategies or plans,
pricing, customers or customer lists, finances,
costs, marketing plans, or any other information
relating to the Purchased Assets or the Business
that was not, prior to such disclosure, a matter of
public knowledge.
7.05    Change of Seller's Name.   Within ten (10)
days after the Closing Date, Seller shall change its corporate name to a name which does not include
Ireland Coffee - Tea in such name. Seller shall
amend any foreign qualifications to do business to
reflect such name change within two (2) weeks after
the Closing Date. Seller hereby acknowledges and
agrees that from and after the Closing Date, Buyer
shall, as between Buyer and Seller, have the
exclusive right to use the Ireland Coffee - Tea
name.
7.06 Seller's Books, Records, Documents,
Instruments, Etc. Buyer acknowledges and agrees that
Seller may, at its option, upon and within a
reasonable time after the Closing take possession of
certain permanent records of Seller, which records
shall include but not be limited to articles and certificates of incorporation, by-laws, minute books and resolutions, shareholder records, general
ledgers, journal entries, tax returns (state and
federal), payroll and payroll tax reporting forms
(state and federal), W-2 employee earnings records,
worker compensation reports, retirement, pension and
other benefit plan documents and records, and the
like. Buyer and its employees shall, at no cost to
Buyer, provide reasonable assistance to Seller in
the location of such records.
7.07 Buyer's Payment and Performance of
Liabilities and Assigned Agreements.   Buyer agrees
to timely and fully pay, perform and discharge the
Assumed Liabilities, including the Assumed
Contracts, pursuant to Section 3.01 hereof.
7.08    Consulting; Lease Payments.   For a period
of ninety (90) days following the Closing, each of
Mr. William Schroeder and Mr. John Siracusa shall be available to consult with Buyer, by telephone, with respect to the Business for one hour per week at
such time as shall mutually be acceptable to Buyer
and Mr. Schroeder and/or Mr. Siracusa, as the case
may be.  In consideration thereof, Buyer hereby
agrees that it will (i) pay $1,200 month to Mr.
Schroeder for the six months following the Closing
and (ii) pay $1,200 month to Mr. Siracusa for the
six months following the Closing.
7.09    Promotional Costs.   For a period of one
year following the Closing, Buyer will pay
promotional costs of $1,600 per month associated
with the Racing Car owned by an entity owned in the
majority by William Schroeder.
7.10    Employee Matters
(a)     On the Closing Date, Buyer shall offer
employment to those employees of Seller set forth on
Schedule 7.10 hereto (the Designated Employees).
The Buyer shall offer employment on an at will basis
to each such Designated Employee on such terms and conditions as Buyer, in its sole discretion, shall determine; provided, however, that (i) the salary initially to be offered to each such Designated
Employee shall not be less than the salary set forth
next to such employees name on Schedule 5.21 and
(ii) the title and duties initially to be offered to
each such Designated Employee shall be similar to
the title and duties set forth next to such
employees name on Schedule 5.21.  All such
Designated Employees who accept such offer of
employment of Buyer shall become employees of Buyer
as of the Closing Date (hereafter the Transferred
Employees).
(b)     With respect to each Transferred Employee,
Buyer shall take into account the period of
continuous employment with Seller solely (i) for the
purpose of applying the waiting period requirements
(or any similar provisions) under any group health,
accident or life insurance plan maintained or
sponsored by or contributed to by Buyer under which
coverage of all Transferred Employees will be
provided as of the Closing Date (Buyers Health and
Insurance Plan), (ii) for purposes of applying the participation requirements (but not for purposes of determining the extent of vesting or benefit accrual) under Buyers pension, 401(k) savings,
health and welfare, disability benefit, executive compensation, incentive and bonus plans, programs or arrangements and (iii) for purposes of determining vacation entitlement in accordance with the express
terms of Buyers vacation policies as may exist for
time to time.  Buyer shall not recognize the period
of employment of any Transferred Employee with
Seller under any other plan or arrangement
maintained by Buyer or for any purposes other than
as described above.
	(c)     Notwithstanding anything to the
contrary contained herein, Buyer may (i)
unilaterally change the salary (either by increase
or decrease) and/or the title and duties of any
Transferred Employee at any time after the Closing
Date and (ii) at Buyers sole discretion, change or
eliminate any of the plans, policies or arrangements
of Buyer applicable to the Transferred Employees,
including, without limitation, the plans, policies
and arrangements of Buyer referred to in Section
7.10(b).
	(d) Employees of Seller who do not become Transferred Employees are collectively referred to herein as the Non-transferred Employees.  Buyer
shall have no liabilities or obligations whatsoever
with respect to the Non-transferred Employees, which liabilities and obligations (including, without limitation, all liabilities and responsibility for
giving notice under the Worker Adjustment Retraining
and Notification Act and any and all severance or
employment discrimination claims made by the Non-transferred Employees) shall be wholly borne by
Seller. Seller shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and
Section 4980B of the Code (COBRA), to provide
continuation coverage to or with respect to any Non-transferred Employee and to any other person entitled to such continuation coverage under
Sellers group health plan based on a qualifying
event which occurred prior to the Closing.
(e)     With respect to the Transferred Employees,
Buyer and Seller hereby agree as follows:
	(i)     Seller shall be responsible for the
payment of any health, accident and other employee
welfare benefit claims of the Transferred Employees
and their eligible dependents to the extent such
claims are incurred before the Closing Date and are
not excludable under the applicable Employee Plans
of Seller, regardless of when any such claim is
submitted for payment.  Buyer shall be responsible
for the payment of health, accident and other
employee welfare benefit claims of Transferred
Employees and their eligible dependents to the
extent such claims are incurred on or after the
Closing Date and are not excludable under the
express terms of Buyers Health and Insurance Plan.
For purposes of this Section 7.10(e), a health or
accident claim shall be deemed to have been incurred
when the services relating to the event or condition
that is the subject of the claim are performed or
the supplies relating to any such event or condition
are furnished.
	(ii)    Seller shall be responsible for the
payment of any workers compensation benefits,
occupational disease claims and employer liability
claims (collectively Comp Claims) if the event
which caused the injury or illness upon which the
Comp Claim is based occurred on or prior to the
Closing Date and Buyer shall be responsible for the
payment of any Comp Claim if the event which caused
the injury or illness upon which the Comp Claim is
based occurred after the Closing Date.  With respect
to a Comp Claim based upon an injury or illness that occurred over a period of time (such as exposure to asbestos, etc.), Seller shall be solely responsible if the Comp Claim was made on or prior to the
Closing Date and Buyer shall be solely responsible
if the Comp Claim was made after the Closing Date;
provided, however, that if Seller had actual
knowledge that any Comp Claim made after the Closing
Date was pending or threatened prior to the Closing
Date and such pending or threatened Comp Claim is
not set forth on Schedule 5.22 attached hereto,
then, and in such event, Seller shall be responsible
for the payment of any such Comp Claim regardless of
when such Comp Claim is made.
	(iii)   With respect to any other
employment related claim made by a Transferred
Employee, Seller shall be responsible for the
payment of any such claim if the event upon which
the claim is based occurred on or prior to the
Closing Date and Buyer shall be responsible for the
payment of any such claim if the event upon which
the claim is based occurred after the Closing Date.
With respect to any claim which is based upon a
continuing course of conduct (such as a
discrimination or harassment claim), Seller shall be responsible for the payment of all claims made prior to the Closing Date and/or all claims based upon a
course of conduct which was not continuing after the
Closing Date, and Buyer shall be responsible for the
payment of all other claims; provided, however, that
if Seller had actual knowledge that any claim made
after the Closing Date was pending or threatened
prior to the Closing Date and such pending or
threatened claim is not set forth on Schedule 5.22
attached hereto, then, and in such event, Seller
shall be responsible for the payment of any such
claim regardless of when such claim is made; and
	(iv)    Buyer shall assume and pay any
obligations to Transferred Employees for vacation
pay entitlements for periods prior to the Closing
Date up to the amount in the aggregate included as a liability therefor on the Closing Date Financial
Statement (the Vacation Liability).  Seller shall
pay obligations to Transferred Employees for
vacation pay entitlement that accrued prior to the
Closing Date in excess of the Vacation Liability.
(f)     Buyer maintains a 401(k) savings plan
(Buyers Savings Plan).  Buyer agrees that Buyers
Savings Plan will accept rollovers (including direct rollovers pursuant to Section 401(a)(31) of the
Code), from or with respect to, any Transferred
Employee of any eligible rollover distribution
(within the meaning of Section 401(a)(31) of the
Code) from Sellers 401(k) plan at any time after
the Closing, subject to Seller providing Buyer with satisfactory evidence that the distributing plan meets the requirements for qualification under
Section 401(a) of the Code in form and in operation
and distributions may properly be made from such
Plan in accordance with applicable law.  Except as
provided above, Buyer and Buyers tax qualified
retirement plans (including Buyers Savings Plan)
shall assume no responsibility for accrued benefits
or accounts under any qualified Employee Plan of
Seller.
(g)     Seller has previously delivered to Buyer a
copy of Sellers severance plan referred to on
Schedule 5.23 hereof (the Severance Plan).  As
provided herein, Buyer is not providing such
severance plan or any other severance plan to any of
the Transferred Employees.  Buyer and Seller hereby
agree that if any of such Transferred Employees are terminated by Buyer for any reason then, and in such event, if any such terminated Transferred Employees
shall claim that they are entitled to receive
severance pay on account of their service with
Seller and, an administrative agency or court of
competent jurisdiction shall finally determine that
such Transferred Employees are so entitled, Seller
shall be responsible to make such severance payments
only with respect to the first five Transferred
Employees (as provided in the Severance Plan) so
terminated by Buyer on or before April 19, 1997 and
Buyer shall be responsible to make such severance
payments to all other Transferred Employees.
(h)     Neither Buyer nor Seller intends this
Section 7.10 to create any rights or interest,
except as between Buyer and Seller and no present or
future employees of either party (or any dependents
of such employees) will be treated as third party beneficiaries in or under this Agreement.
7.11    Casino Control Act.   Buyer represents
that it knows of no reason why it will not qualify
to receive the license from the New Jersey Casino
Control Commission necessary to conduct business
with casino hotels in New Jersey.  Buyer further
represents that it will use its best efforts to
obtain such license as soon as practicable after
Closing.
8.      Conditions Precedent to the Obligations of
Buyer.   The obligations of Buyer pursuant to this
Agreement are subject to the satisfaction at the
Closing of each of the following conditions;
provided, however, that Buyer may, in its sole
discretion, waive any of such conditions and proceed
with the transactions contemplated hereby.
	8.01    Accuracy of Representations and
Warranties.   The representations and warranties of
Seller contained in this Agreement or any other
document delivered to Buyer at the Closing in
connection with this Agreement shall be true in all
material respects on and as of the Closing Date, as
if made on and as of the Closing Date.
8.02    Performance of Agreements.   Seller shall
have performed and complied with all covenants,
obligations and agreements to be performed or
complied with by it on or before the Closing Date
pursuant to this Agreement.
8.03 Litigation. Etc.   No claim, action, suit,
proceeding, arbitration, hearing or notice of
hearing shall be pending (and no action or
investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.
8.04    Officer's Certificate.   Buyer shall have
received a certificate of an officer of Seller,
dated the Closing Date, certifying as to the
fulfillment of the conditions set forth in Sections
8.01, 8.02 and 8.03 hereof.
8.05 Approvals; Consents.   Seller shall have
obtained all approvals and/or consents required to
transfer the Assumed Contracts to Buyer.
8.06    Opinion of Counsel.   Buyer shall have
received from Levine, Staller, Sklar, Chan, Brodsky
& Donnelly, P.A., counsel to Seller, a favorable
opinion addressed to Buyer, dated the Closing Date
and in form reasonably satisfactory to Buyer and its
counsel.
8.07    Actions. Proceedings. Etc.   All actions,
proceedings, instruments and documents required to
carry out the transactions contemplated by this
Agreement and all other related legal matters shall
have been taken, prepared and completed in a manner reasonably satisfactory to Buyer and its counsel;
and Buyer shall have been furnished with such other instruments and documents as it shall have reasonably requested.
8.08    No Material Adverse Change.   Between the
date hereof and the Closing Date (i) there shall not
have occurred any changes in Business which in the
aggregate are materially adverse; or (ii) Buyer
shall not have learned of any facts which, in its
reasonable judgment, it believes are materially
adverse to the Business or the Purchased Assets.
8.09    Employment Agreement.    John Lee shall
have executed and delivered to Buyer a one year
employment agreement in the form annexed hereto as
Exhibit A (the Lee Employment Agreement).
8.10    Lease.   Seller shall have executed and
delivered to Buyer a six month lease at a rental of
$5,000 per month with respect to a warehouse located
at 16-32 Lincoln Street, East Orange, New Jersey in
the form annexed hereto as Exhibit B (the East
Orange Lease).
8.11    Note Repayment.  Seller shall have repaid
the $100,000 principal amount due to Buyer with
respect to a loan made to Seller by Buyer on
December 4, 1996.
9.      Conditions Precedent to the Obligations of
the Seller.   The obligations of Seller under this
Agreement are subject to the satisfaction at the
Closing of the following conditions; provided,
however, that Seller may, in its sole discretion,
waive any of such conditions and proceed with the transactions contemplated hereby.
9.01    Accuracy of Representations and
Warranties.   The representations and warranties of
Buyer contained in this Agreement or any other
document delivered by Buyer to Seller at the Closing
in connection with this Agreement shall be true in
all material respects on and as of the Closing Date,
as if made on and as of the Closing Date.
9.02    Performance of Agreements. Buyer shall
have performed and complied with all covenants,
obligations and agreements to be performed or
complied with by it on or before the Closing Date
pursuant to this Agreement.
9.03    Litigation. Etc.   No claim, action, suit,
proceeding, arbitration, hearing or notice of
hearing shall be pending (and no action or
investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.
9.04    Officers Certificate.   Seller shall have
received a certificate of an officer of Buyer, dated
the Closing Date, certifying as to the fulfillment
of the conditions set forth in Sections 9.01, 9.02
and 9.03 hereof.
9.05    Opinion of Counsel to Buyer.   Seller
shall have received from Messrs. Morse, Zelnick,
Rose & Lander, LLP, counsel to Buyer, a favorable
opinion addressed to Seller, dated the Closing Date
and in form satisfactory to Seller and its counsel.
9.06    Actions. Proceedings. Etc.   All actions,
proceedings, instruments and documents required to
carry out the transactions contemplated by this
Agreement and all other related legal matters shall
have been taken, prepared and completed in a manner reasonably satisfactory to Seller and its counsel;
and Seller shall have been furnished with such other instruments and documents as they shall have reasonably requested.
9.07    Employment Agreement.   Buyer shall have
executed and delivered the Lee Employment Agreement
to John Lee.
9.08    Lease.   Buyer shall have executed and
delivered to Seller the East Orange Lease.
9.09    Assumption of Agreements. Buyer shall
assume and agree to timely and fully pay, perform
and discharge the Assumed Liabilities, including the
Assumed Contracts, pursuant to Section 3.01 hereof.
9.10    Release.   Seller and its shareholders
shall be released from obligations with respect to
the Long Term Debt and/or guarantees in connections therewith and Sellers shareholders shall be released from such other liabilities and obligations
in connection with the Business as they shall
require.
	10.     Indemnification.
	10.01   Indemnification by Buyer.
Buyer hereby covenants and agrees with Seller that
it shall reimburse and indemnify Seller and their
successors and assigns (individually an Indemnified
Party) and hold them harmless from, against and in
respect of any and all costs, losses, claims,
liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable
fees and disbursements of counsel) incurred by any
of them due to, arising out of, or in connection
with (i) a breach of any of the representations,
warranties, covenants or agreements made by Buyer in
this Agreement including, without limitation, the
covenants set forth in Section 7.10 hereof; (ii)
Buyer's failure to timely and fully honor,
discharge, pay or fulfill any Assumed Liability;
(iii) any warranty, product liability or other claim relating to any products manufactured and sold by
Buyer after the Closing Date; (iv) the operation of
the Business from and after the Closing Date; and
(v) any tax liability of Buyer (each a Claim).
10.02   Indemnification by Seller.   Seller
hereby covenants and agrees with Buyer that it shall reimburse and indemnify Buyer and its successors and assigns (also individually an Indemnified Party) and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them due to, arising out of, or in connection with (i) a breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement including, without limitation, the covenants set forth in Section 7.10 hereof; and (ii) the failure of Seller to discharge any liability or obligation of Seller which is not an Assumed
Liability including, without limitation, (A) any warranty, product liability or other claim relating to any products manufactured or sold by Seller on or prior to the Closing Date,(B) any liability or other claim relating to the employment by Seller of the Non-transferred Employees (in each case whether or not such liability would be imposed directly upon Buyer on account of a successor employer or successor enterprise theory) (C) any tax liability of Seller (also each a Claim).
	10.03   Right to Defend. etc.
	(a)     If the facts giving rise to any such
indemnification shall involve any actual Claim or demand by any third party against an Indemnified
Party, the indemnifying party shall be entitled to notice of and entitled to defend or prosecute such Claim at its expense and through counsel of its own choosing if it advises the Indemnified Party in writing of its intention to do so within thirty (30) days after notice of such Claim has been given to the indemnifying party (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing). Such Indemnified Party shall cooperate in the defense and/or settlement of such Claim, but shall be entitled to be reimbursed for all costs and expenses incurred by it in connection therewith. No settlement of any Claim may be made without the consent of the indemnifying party, which consent may not be unreasonably withheld; provided, however, that if such indemnifying party has been offered the opportunity to defend such Claim and has elected not to do so then settlement may be made without the consent of the indemnifying party.
(b) Notwithstanding Section 10.03(a) hereof, if, in the reasonable opinion of Buyer, any Claim involves an issue or matter which could have a materially adverse effect on the business, operations, assets or prospects of Buyer, then, and in such event, Buyer shall have the right to control the defense or settlement of any such Claim. If
Buyer should so elect to exercise such right, Buyer shall pay the legal expenses associated with such defense and the indemnifying party shall have the right at its sole expense to participate in, but not control, the defense or settlement of such Claim. No settlement of any such Claim may be made without the consent of the indemnifying party, which consent may not be unreasonably withheld.


	11.     General Provisions.
	11.01   Survival of Representations,
Warranties, Covenants, and Agreements.   The
representations, warranties, covenants and
agreements contained in this Agreement shall survive
the execution of this Agreement and the closing of
the transactions contemplated hereby for a period of
two (2) years; provided, however, that any
representations, warranties, covenants and
agreements contained herein which specifically set
forth longer time periods of effectiveness shall
survive for the periods indicated therein and
further provided that (i) the covenants and
agreements set forth in Sections 2.01(c), 3.01,
3.02, 3.03, 7.04, 7.07 and 7.10 shall survive
indefinitely and (ii) the representations and
warranties set forth in Section 5.05 shall survive
for a period of four (4) years.  If any claim for
indemnity has been timely made but has not been
resolved by the parties prior to the expiration of
the applicable time period of survival then, and in
such event, such claim shall survive until finally
resolved.
	11.02   Expenses.  Whether or not the
transactions contemplated by this Agreement are
consummated, all costs and expenses incurred in
connection with this Agreement and the transactions
contemplated hereby shall be paid by the party
incurring such expense.
	11.03   Notices.  All notices, requests,
demands and other communications which are required
to be or may be given under this Agreement to any
party to any of the other parties shall be in
writing and shall be deemed to have been duly given
when (a) delivered in person, the day following
dispatch by an overnight courier service (such as
Federal Express or UPS, etc.) or (c) five (5) days
after dispatch by certified or registered first
class mail, postage prepaid, return receipt
requested, to the party to whom the same is so given
or made:
	If to Buyer
	     addressed to:              Chock Full ONuts
Corporation
					370 Lexington Avenue
					New York, New York 10017
					Attn: Mr. Marvin Haas,
Chief Executive Officer

	with a copy to:         Morse, Zelnick, Rose &
Lander, LLP
					450 Park Avenue
					New York, New York 10022
					Attn: George Lander, Esq.

	If to Seller addressed to:      Ireland Coffee -
Tea, Inc.
					8 Canale Drive
					Pleasantville, New Jersey
08232
					Attn:  Mr. John J. Lee,
Jr., President

	with a copy to:         Levine, Staller,
Sklar, Chan, Brodsky & Donnelly
					3030 Atlantic Avenue
					Atlantic City, New Jersey
08401
					Attn:  Larry Brodsky, Esq.

	11.04   Assignability and Amendments.  This
Agreement shall not be assignable by any of the
parties hereto. This Agreement cannot be altered or
otherwise amended except pursuant to an instrument
in writing signed by each of the parties.
	11.05   Entire Agreement.  This Agreement and
the Exhibits and Schedules which are a part hereof
and the other writings and agreements specifically
identified herein contain the entire agreement
between the parties with respect to the transactions
contemplated herein and supersede all previous
written or oral negotiations, commitments and
understandings.
	11.06   Waivers, Remedies.   Any condition to
the performance of any party hereto which legally
may be waived on or prior to the Closing Date may be
waived by the party entitled to the benefit thereof.
Any waiver must be in writing and signed by the
party to be bound thereby. A waiver of any of the
terms or conditions of this Agreement shall not in
any way affect, limit or waive a party's rights
under any other term or condition of this Agreement.
All remedies under this Agreement shall be
cumulative and not alternative.
	11.07   Counterparts.   This Agreement may be
executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
	11.08 Headings. All headings (including, without limitation, Article headings and Section titles) are inserted for convenience of reference only and shall not affect the meaning or interpretation of any such provisions or of this Agreement, taken as an entirety.
	11.09   Severability.  If and to the extent
that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.
	11.10   No Third Party Beneficiaries.
Nothing contained in this Agreement shall be deemed to confer rights on any Person or to indicate that this Agreement has been entered into for the benefit of any Person, other than the parties hereto.
	11.11   Governing Law.  This Agreement shall
be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws provisions.
	11.12   Binding Effects.  This Agreement
shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns.
11.13   Further Assurances.  At any time
after the Closing Date, each party shall upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.
	IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
				CHOCK FULL ONUTS
CORPORATION

				By:
______________________________________
					Marvin I. Haas, Chief
Executive Officer

				IRELAND COFFEE - TEA, INC.

				By:
______________________________________
					John J. Lee, Jr.,
President

For purposes of Sections 7.02 and 7.08 only:

_______________________
William Schroeder


________________________
John Siracusa